Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING, INC. ANNOUNCES EXPIRATION AND RESULTS OF ITS PREVIOUSLY ANNOUNCED TENDER OFFER AND CONSENT SOLICITATION FOR ITS 6 7/8% SENIOR SUBORDINATED NOTES DUE 2011

Wyomissing, Penn., (September 4, 2009) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn”) today announced the expiration of the tender offer and consent solicitation (the “Offer”) for any and all of the $200 million aggregate outstanding principal amount of its 6 7/8% senior subordinated notes due 2011 (CUSIP No. 707569AH2)  (the “Notes”). The Offer expired at 5:00 p.m. New York City time on September 3, 2009, (the “Expiration Date”). As of the Expiration Date, $94,464,000 aggregate principal amount of Notes, representing approximately 47% of the aggregate principal amount of Notes outstanding, had been validly tendered, and not withdrawn, pursuant to the Offer.  Penn today accepted for payment and paid for $94,464,000 aggregate principal amount of Notes (the “Payment Date”).

As of the Expiration Date, Penn had not received the requisite consents from holders of the Notes to the proposed amendments to the indenture under which the Notes were issued, as set forth in the Offer to Purchase and Consent Solicitation Statement, dated August 6, 2009, as amended and supplemented (the “Offer to Purchase”).  As a result, the indenture will not be amended to effect the proposed amendments, and the proposed amendments will not be implemented.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The tender offer and consent solicitation were made solely by the Offer to Purchase.

About Penn National Gaming

Penn owns and operates gaming and racing facilities with a focus on slot machine entertainment.  Penn presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn’s operated facilities feature over

26,300 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 959,000 square feet of gaming floor space.

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